Exhibit 99

The Ryland Group, Inc.
News Release			www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President,
		Investor Relations	(818) 223-7548

RYLAND ANNOUNCES PRELIMINARY RESULTS FOR THE SECOND

QUARTER ENDED JUNE 30, 2007

CALABASAS, Calif. (July 10, 2007) – The Ryland Group, Inc. (NYSE: RYL), today announced preliminary results for the second quarter ended June 30, 2007.

The Company expects to report a loss of $1.25 – $1.35 per share for its second quarter of 2007.  Due to continued deterioration in the housing market during the second quarter of 2007, the Company expects to incur additional pre-tax charges of approximately $145 – $155 million related to inventory impairments and write-offs.  The impairments are associated with assets in the Company’s operations in Arizona, California, Florida and Nevada.  These charges are based on the Company’s quarterly review of all projects.  Excluding inventory impairments and write-offs, the Company’s expected income for the quarter would have been $0.70 – $0.80 per share.

Preliminary sales for the second quarter were 2,521 units, down 16.6 percent from the second quarter of 2006.  Cancellations were approximately 34 percent of gross orders for the quarter, compared to 35.9 percent in the second quarter 2006.  Preliminary closings totaled 2,461 units in the period, compared to 3,803 units in the second quarter of 2006, a decline of 35.3 percent.

The Company will release earnings for the second quarter of 2007 on Wednesday, July 25, after the close of trading on the New York Stock Exchange.  The Company will hold a conference call the following morning, July 26, at 10:00 a.m. PDT (1:00 p.m. EDT).

RYLAND ANNOUNCES PRELIMINARY RESULTS

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 28 markets across the country and has built more than 270,000 homes and financed more than 225,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements are subject to risks and uncertainties which include, among others:

•

economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•	the availability and cost of land;
•	increased land development costs on projects under development;
•	shortages of skilled labor or raw materials used in the production of houses;
•	increased prices for labor, land and raw materials used in the production of houses;
•	increased competition;
•	failure to anticipate or react to changing consumer preferences in home design;
•	increased costs and delays in land development or home construction resulting from adverse weather conditions;
•

potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•	delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;
•	the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and
•	other factors over which the Company has little or no control.

# # #